Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LightPath Technologies, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of LightPath Technologies, Inc. of our report dated August 11, 2004, relating to the consolidated balance sheets of LightPath Technologies, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended June 30, 2004, which report is included in the LightPath Technologies Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ KPMG LLP

Orlando, FL

December 17, 2004